Exhibit 99.01

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Announces Sale of Assets of Two Operation Centers and Guidance for Fiscal Year 2013

EXTON, PA - (Marketwire - July 26, 2012) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, today announced that it has sold substantially all of the assets and liabilities of two operation centers to Kavveri Telecom for $5.5 million in cash of which $4.9 million was received at closing with the remaining $600,000 to be placed in escrow pending the completion of certain post closing matters. WPCS sold the assets and liabilities of the Hartford Operations in Connecticut and the Lakewood Operations in New Jersey. Both the Hartford and Lakewood Operations provide wireless product integration services which is different from the wireless services provided by the other WPCS operation centers that focus on design-build engineering services for communications infrastructure.

The proceeds will be used to extinguish bank debt and for future working capital. With the sale of the assets and liabilities of the two operation centers, WPCS has updated its revenue and EBITDA goals for fiscal year 2013, which ends on April 30, 2013 and is providing guidance for the current fiscal year. For the fiscal year, WPCS is projecting approximately $60 million in revenue and $1 million in EBITDA. The financial performance will be generated by the three domestic operation centers in Suisun City, Trenton and Seattle as well as the international operations in Australia and China.

“The last two fiscal years have been challenging due to economic conditions and certain projects that experienced substantial cost overruns. Due to these issues, the company was unable to achieve its EBITDA projections for fiscal year 2011 and 2012. However, the management team is working to strengthen the balance sheet and income statement so that we can target positive revenue and EBITDA results for this fiscal year,” said Andrew Hidalgo, CEO of WPCS. “With the sale of the assets and liabilities of these two operation centers, it allows us to replace liquidity lost due to the project overruns and gives us a core group of operation centers that can take advantage of the communication infrastructure opportunities in the healthcare, public services and energy markets.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward- looking statements.

This press release references a financial measure that is not in accordance with GAAP.  Management uses EBITDA to evaluate the Company's operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. WPCS believes that this measure is useful to investors because it enhances investors' ability to review the Company's business from the same perspective as our management and to facilitate comparisons of this period's results with prior periods. These non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of our company. This financial measure is not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. The presentation of the additional information should not be considered a substitute for net income or loss or net income or loss per diluted share prepared in accordance with GAAP. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in our industry, and (ii) they exclude financial information that some may consider important in evaluating our performance.
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Contact:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com

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